SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)
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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED FEBRUARY [6], 2012

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Large Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being provided to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Oldfield Partners LLP (“Oldfield”) and a new investment sub-advisory agreement with Sands Capital Management, LLC (“Sands”) (each, a “Sub-Advisory Agreement” and together, the “Sub-Advisory Agreements”), each a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about February [10], 2012, to shareholders of record of the Fund as of January 25, 2012 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more of the shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, [__________] shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreements

At an in-person special meeting of the Board held on September 12, 2011 (the “Meeting”), the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) (the “Independent Directors”), unanimously approved the Sub-Advisory Agreements. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreements. The Board noted that, as a key threshold matter, the fees payable to Oldfield and Sands under the Sub-Advisory Agreements would be paid by the Adviser from the advisory fees it receives from the Fund. The Board noted that it had also approved a change in the Adviser’s fee due, in part, to the attendant complexity, costs and benefits resulting from the engagement of the Sub-Advisers.

In approving the Sub-Advisory Agreements with Oldfield and Sands, the Board considered the overall fairness of the Sub-Advisory Agreements and whether the agreements were in the best interests of the Fund. The Board noted that it had received and reviewed, including at a previous special meeting held on August 31, 2011, substantial information regarding Oldfield and Sands, and the services to be provided by Oldfield and Sands to the Fund under the Sub-Advisory Agreements. This information, which included Oldfield’s and Sands’ responses to detailed due diligence questionnaires, as well as information concerning each organization, their respective compliance programs and financial conditions, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel (“Independent Counsel”) and counsel to the Fund, as well as with the Adviser to discuss the Adviser’s recommendation regarding Oldfield’s and Sands’ appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreements and discussed materials and other information provided by Oldfield and Sands. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of each Sub-Advisory Agreement.

The Board’s conclusions are based on a comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

(1) The nature, extent and quality of services to be provided by Oldfield and Sands.

The Board considered the scope and quality of services to be provided by each of Oldfield and Sands, including the fact that each Sub-Adviser pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing each of Oldfield’s and Sands’ portions of the Fund.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Oldfield and Sands were satisfactory.

(2) The performance of Oldfield and Sands.

The Board considered the performance data provided by each of Oldfield and Sands and determined that Oldfield and Sands had demonstrated an ability to appropriately manage assets in the styles expected to be used by each of them in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously indicated, the Board noted that each of Oldfield’s and Sands’ fees would be paid entirely by the Adviser. The Directors reviewed the level of the proposed respective fees against a number of different benchmarks and comparisons.

Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Oldfield’s and Sands’ sub-advisory fees were fair and reasonable in light of the quality of services to be provided by each.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted that the Adviser would bear Oldfield’s and Sands’ respective sub-advisory fees. The Board concluded that, as the mandates were new, no effective economies of scale were present at this time. The Board undertook to continue to monitor the appropriateness of the sub-advisory fees, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Oldfield, Sands, or their affiliates, from Oldfield’s or Sands’ relationship with the Fund. The Board concluded that any such fall-out benefits (such as soft dollar-credits) resulting from the proposed engagement of Oldfield and Sands were such that it did not affect the Board’s conclusion that the proposed sub-advisory fees were reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fees to be paid to Oldfield and Sands under the Sub-Advisory Agreements were fair and reasonable with respect to the services that each would provide, in light of the factors that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling.

The Board was also assisted by the advice of Independent Counsel in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with either Oldfield or Sands or any other person(s) controlling, controlled by or under common control with Oldfield or Sands.

Information Regarding the Sub-Advisory Agreements with Oldfield and Sands

Under the terms of the Sub-Advisory Agreements with Oldfield and Sands, Oldfield and Sands will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. Each Sub-Advisory Agreement generally provides that Oldfield or Sands, as applicable, will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in the good faith exercise of its investment discretion in connection with selecting investments for the portion of Fund it manages, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of the sub-adviser or any of its respective officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by the sub-adviser or any of its officers, directors, members, employees, agents, or affiliates.

Each Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. Each Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, the Sub-Adviser, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. In addition, each Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Oldfield and Sands are based on the assets that each is respectively responsible for managing. As indicated above, under each Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund. The fees Oldfield and Sands receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Oldfield and Sands are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

	First $1.25 billion of average net assets	Next $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion

Large Cap Strategies Fund	0.90%	0.85%	0.80%

The Adviser has contractually committed through October 31, 2013, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.15%. This commitment may be changed or terminated at any time with the approval of the Board.

For the fiscal year ended October 31, 2011, the Adviser received [ ] in net advisory fees from the Fund, representing [0.70%] of the Fund’s average daily net assets. If Oldfield and Sands had served as sub-advisers to the Fund for the fiscal year ended October 31, 2011, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been [$ ] or [ __%] of the Fund’s average daily net assets. As of such period, the Fund had no other sub-advisers.

Information Regarding Oldfield

As one of the sub-advisers to the Fund, Oldfield will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in large capitalization companies. It is expected that a portion of the Fund managed by Oldfield will be concentrated in approximately 15 to 25 holdings. Oldfield’s decision-making process is driven by stock selection. Sector and country-weightings are side-effects of the stock selection process. Oldfield’s investment portfolio is fully invested in equities and is anti-short term. Oldfield’s investment team conducts its own research and investment decisions are conducted on a team consensus basis. Oldfield, located at 130 Buckingham Palace Road, London SW1W 9SA, United Kingdom, was founded in 2005 and is a registered investment adviser with the SEC and is regulated by the United Kingdom’s Financial Services Authority. Oldfield manages equity accounts for institutional clients, pensions and profit sharing plans, endowments and other pooled investment vehicles, including hedge funds. As of December 31, 2011, assets under management totaled approximately $4.25 billion. Oldfield is currently 76.5% owned by its executive partners and 23.5% by outside investors. Richard Oldfield owns indirectly a majority interest in Oldfield. The directors and principal executive officers of Oldfield include Richard Oldfield - Designated Member, Partner and Chief Executive Officer, Nigel Waller – Partner, Claus Anthon – Partner, Jamie Carter, Partner, Robert White – Partner, Thomas Taylor – Partner, and John McEwing – Chief Compliance Officer.

The following individuals are responsible for managing Oldfield’s portion of the Fund:

Mr. Richard Oldfield is the Chief Executive Officer and a Partner of Oldfield. Prior to founding Oldfield, he was chief executive of Alta Advisers Ltd (“Alta”) from 1997 to 2005, where one of his roles was to manage the global equities portfolios. Before joining Alta, he was a director of Mercury Asset Management plc, head of the global team, and managing director of Mercury Asset Management International Ltd. Mr. Oldfield joined S.G. Warburg & Co in 1977 upon graduating from Oxford University. He received a BA (Honours) in History from Oxford University in 1977.

Other Investment Companies Advised or Sub-Advised by Oldfield. Oldfield does not currently act as adviser or sub-adviser to any other registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Oldfield’s primary focus in managing the portion of the Fund for which it is responsible.

Information Regarding Sands

As one of the sub-advisers to the Fund, Sands will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in a portfolio of high quality, leading growth businesses located around the world. It is expected that a portion of the Fund managed by Sands will be concentrated in approximately 30 to 50 holdings. Sands’ portfolio research process is designed to identify great businesses it can own for many years. Sands seeks to identify leading growth businesses that meet the following criteria: sustainable above-average, earnings growth, leadership position in a promising business space, significant competitive advantages, clear mission and value-added focus, financial strength and rotational valuation relative to the market and business prospects. Risk management is integrated throughout Sands’ entire research and portfolio construction process. Sands’ investment team conducts its own research and investment decisions are made by the two portfolio managers who are partners with equal investment decision rights and who strive for consensus on all investment decisions.

Sands, located at 1101 Wilson Boulevard, Suite 2300, Arlington, Virginia, was founded in 1992 and is a registered investment adviser with the SEC. Sands manages equity accounts for individuals, high net work individuals, banking institutions, investment companies, pensions and profit sharing plans, charitable organizations, institutional accounts, state or municipal government entities and other pooled investment vehicles. As of December 31, 2011, assets under management totaled approximately $18.8 billion. Sands is owned by Sands Capital Management LP (“Sands LP”). Several Sands family members own indirectly a majority interest in Sands LP with the remaining minority interest held by officers and employees of Sands. The directors and principal executive officers of Sands include Frank Sands, Sr. – Chairman, Frank M. Sands, Jr. – Chief Executive Officer and Chief Investment Officer, Robert C. Puff, Jr. – Vice Chairman, and

Robert Hancock – Chief Operating Officer, Chief Compliance Officer, and Secretary. The following individuals are responsible for managing Sands’ portion of the Fund:

Mr. David Levanson is a portfolio manager of Sands’ portion of the Fund. Mr. Levanson, Executive Managing Director, Senior Research Analyst and Senior Portfolio Manager of Sands, worked for Sands from 1992-1994 and rejoined Sands in 2002. From 1996 to 1999 he was a Vice President and Research Analyst at State Street Research & Management and from 1999 to 2002 he worked as a Research Analyst at MFS Investment Management. Prior to joining Sands in 1992, Mr. Levanson was a Research Analyst at the Capital Management Group, Folger Nolan Fleming Douglas, Inc. from 1990 to 1992. Mr. Levanson received his BS degree in Finance from the University of Florida and his MBA in 1996 from the Darden School at University of Virginia.

Mr. Sunil Thakor is a portfolio manager of Sands’ portion of the Fund. Mr. Thakor, Senior Research Analyst and Senior Portfolio Manager of Sands, has worked for Sands since 2004. Previous to his current positions, Mr. Thakor served as a Research Analyst and an intern at Sands from 2004-2005. Prior to joining Sands, he worked as an Associate and Analyst at Charles River Associates, Inc. from 1999 to 2004. Mr. Thakor received his BA degree in Economics-Mathematics from Colby College in 1999 and his MBA in 2006 from the Columbia Business School at Columbia University.

Other Investment Companies Advised or Sub-Advised by Sands. Sands currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Sands’ primary focus in managing the portion of the fund for which it is responsible. The table below also states the approximate size of each such fund as of December 31, 2011, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 12/31/2011	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Sands Capital Global Growth Fund	$14.9 million	0.85%	1 See Note

1 Sands has contractually agreed to reduce fees and reimburse expenses in order to keep net operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) for Institutional Class Shares of the Sands Capital Global Growth Fund from exceeding 1.10% of the Sands Capital Global Growth Fund's Institutional and Investor Class Shares' average daily net assets until February 29, 2012.

Brokerage Commissions

For the fiscal year ended October 31, 2011, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Distributors Inc., the Corporation’s distributor, and BNY Mellon Investment Servicing (US) Inc., the Corporation’s administrator, are both located at 760 Moore Road, King of Prussia, PA 19408.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	[______]%